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                                                           Exhibit 99.1






For immediate release


The Bank of New York Completes Acquisition of JPMorgan Chase's Corporate
           Trust Business In Exchange for Retail Banking Business

NEW YORK, October 2, 2006 - The Bank of New York Company, Inc.
announced today it has completed its acquisition of JPMorgan Chase's corporate trust business in exchange for The Bank of New York's retail banking and regional middle-market businesses.

The transaction significantly strengthens The Bank of New York's leadership position in corporate trust both in the U.S. and internationally, serving a combined client base with $8 trillion in total debt outstanding in 20 countries. In addition, it sharpens the Bank's focus on the faster growing securities services, asset management and private banking businesses that form the core of the company.

Thomas A. Renyi, chairman and chief executive officer of The Bank of New
York Company, Inc., said, "This transaction fits perfectly into our strategic vision of focusing on a well-defined set of businesses where we have scale, skill and competitive advantage. We are now the clear leader in corporate trust globally, a business supported by strong secular trends and one in which we are well-positioned to extend our leadership role and generate strong returns."

Through the acquisition, the Bank has enhanced its ability to capitalize on the faster growing international and structured finance debt markets, as well as to strengthen its leadership in the municipal and corporate debt markets. The acquisition also diversifies the Bank's growing revenue base by both geography and product and expands its global footprint with the addition of seven new offices in Europe, five in Asia, and three in Latin America.

"In the last five years, our corporate trust franchise has delivered consistently strong revenue increases and grown faster than the market across all product segments," said Karen Peetz, senior executive vice president and head of Global Corporate Trust for the Bank. "We expect this to set a standard for the industry as we integrate and leverage the resources we have acquired and advance our leadership position around the world."

Corporate trust providers are appointed by corporations, municipal governments and other entities issuing debt to perform a variety of duties, including servicing and maintaining the debt issue, processing principal and interest payments for investors, representing investors in defaults, and providing value-added services for complex debt structures.

As part of the transaction, JPMorgan Chase acquired the Bank's retail bank, which consists of 338 branches in the tri-state region, serving approximately 700,000 consumer households and small businesses with $14.5 billion in deposits and $15.4 billion in assets. Also included were the Bank's regional middle-market businesses that provide financing, banking and treasury services for middle market clients, serving more than 2,000 clients in the tri-state region.

                                     - more -

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The Bank of New York Company, Inc. (NYSE: BK) is a global leader in providing a comprehensive array of services that enable institutions and individuals to move and manage their financial assets in more than 100 markets worldwide. The Company has a long tradition of collaborating with clients to deliver innovative solutions through its core competencies: securities servicing, treasury management, investment management, and private banking services. The Company's extensive global client base includes a broad range of leading financial institutions, corporations, government entities, endowments and foundations. Its principal subsidiary, The Bank of New York, founded in 1784, is the oldest bank in the United States and has consistently played a prominent role in the evolution of financial markets worldwide. Additional information is available at www.bankofny.com.

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Contacts:	Media:                                     Investors:
                Kevin Heine                                Joseph F. Murphy
                (212) 635-1569                             (212) 635-7740
                                                           Kenneth A. Brause
                                                           (212) 635-1578